                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                 SCHEDULE 13D/A
                                (Amendment No. 2)

                    Under the Securities Exchange Act of 1934


                            STILWELL FINANCIAL, INC.

                                (Name of issuer)

                     Common Stock, $0.01 Par Value Per Share
                         (Title of class of securities)

                                    860831106
                                   ----------
                                 (CUSIP number)

 Joseph F. Mazzella, General Counsel    Louis Goodman, Esquire
 Highfields Capital Management LP       Skadden, Arps, Slate, Meagher & Flom LLP
 200 Clarendon Street                   One Beacon Street
 Boston, MA 02116                       Boston, MA 02108
 (617) 850-7500                         (617) 573-4800

       (Name, address and telephone number of person authorized to receive notices and communications)

                                December 2, 2002
                                ----------------
             (Date of event which requires filing of this statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), 13d-1(f) or 13d-1(g), check the following box [_].

                       (Continued on the following pages)

                              (Page 1 of 8 Pages)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act.

------------------------                                ------------------------
  CUSIP No. 860831106                13D/A                 Page 2 of 8 pages
------------------------                                ------------------------
--------------------------------------------------------------------------------
      NAMES OF REPORTING PERSONS
 1    S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS.

      Highfields Capital Management LP
--------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
 2                                                              (a) [_]
                                                                (b) [_]
--------------------------------------------------------------------------------
      SEC USE ONLY
 3

--------------------------------------------------------------------------------
      SOURCE OF FUNDS
 4
      AF
--------------------------------------------------------------------------------
      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
      TO ITEMS 2(d) or 2(e)                                         [_]
 5
--------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 6
      Delaware
--------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     7
     NUMBER OF            15,617,298
      SHARES       -------------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      8
     OWNED BY             None
                   -------------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     9
    REPORTING             15,617,298
      PERSON       -------------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          10
                          None
--------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
11
      15,617,298
--------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
12                                                                  [_]

--------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
13
      7.0%
--------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON
14
      PN
--------------------------------------------------------------------------------

------------------------                                ------------------------
  CUSIP No. 860831106                   13D/A              Page 3 of 8 pages
------------------------                                ------------------------
--------------------------------------------------------------------------------
      NAMES OF REPORTING PERSONS
 1    S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS.

      Highfields GP LLC
--------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
 2                                                              (a) [_]
                                                                (b) [_]
--------------------------------------------------------------------------------
      SEC USE ONLY
 3
--------------------------------------------------------------------------------
      SOURCE OF FUNDS
 4
      AF
--------------------------------------------------------------------------------
      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
      TO ITEMS 2(d) or 2(e)                                         [_]
 5
--------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 6
      Delaware
--------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     7
     NUMBER OF            15,617,298
      SHARES       -------------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      8
     OWNED BY             None
                   -------------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     9
    REPORTING             15,617,298
      PERSON       -------------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          10
                          None
--------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
11
      15,617,298
--------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
12                                                                  [_]

--------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
13
      7.0%
--------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON
14
      OO
--------------------------------------------------------------------------------

------------------------                                ------------------------
  CUSIP No. 860831106                  13D/A               Page 4 of 8 pages
------------------------                                ------------------------
-------------------------------------------------------------------------------
      NAMES OF REPORTING PERSONS
 1    S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS.

      Highfields Capital Ltd.
--------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
 2                                                              (a) [_]
                                                                (b) [_]
--------------------------------------------------------------------------------
      SEC USE ONLY
 3

--------------------------------------------------------------------------------
      SOURCE OF FUNDS
 4
      WC
--------------------------------------------------------------------------------
      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
      TO ITEMS 2(d) or 2(e)                                         [_]
 5
--------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 6
      Cayman Islands, B.W.I.
--------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     7
     NUMBER OF            11,106,650
      SHARES       -------------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      8
     OWNED BY             None
                   -------------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     9
    REPORTING             11,106,650
      PERSON       -------------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          10
                          None
--------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
11
      11,106,650
--------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
12
                                                              [-]
--------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
13
      5.0%
--------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON
14
      CO
--------------------------------------------------------------------------------

------------------------                                ------------------------
  CUSIP No. 860831106                   13D/A              Page 5 of 8 pages
------------------------                                ------------------------
------------------------------------------------------------------------------
      NAMES OF REPORTING PERSONS
 1    S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS.

      Jonathon S. Jacobson
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
 2                                                              (a) [_]
                                                                (b) [_]
------------------------------------------------------------------------------
      SEC USE ONLY
 3

------------------------------------------------------------------------------
      SOURCE OF FUNDS
 4
      AF
------------------------------------------------------------------------------
      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
      TO ITEMS 2(d) or 2(e)                                         [_]
 5
------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 6
      United States
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     7
     NUMBER OF            15,617,298
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      8
     OWNED BY             None
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     9
    REPORTING             15,617,298
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          10
                          None
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
11
      15,617,298
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
12                                                                  [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
13
      7.0%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON
14
      IN
------------------------------------------------------------------------------

-----------------------                                ------------------------
  CUSIP No. 860831106                   13D/A              Page 6 of 8 pages
------------------------                                ------------------------
------------------------------------------------------------------------------
      NAMES OF REPORTING PERSONS
 1    S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS.

      Richard L. Grubman
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
 2                                                              (a) [_]
                                                                (b) [_]
------------------------------------------------------------------------------
      SEC USE ONLY
 3

------------------------------------------------------------------------------
      SOURCE OF FUNDS
 4
      AF
------------------------------------------------------------------------------
      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
      TO ITEMS 2(d) or 2(e)                                         [_]
 5
------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 6
      United States
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     7
     NUMBER OF            15,617,298
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      8
     OWNED BY             None
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     9
    REPORTING             15,617,298
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          10
                          None
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
11
      15,617,298
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
12                                                                  [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
13
      7.0%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON
14
      IN
------------------------------------------------------------------------------

------------------------                                ------------------------
  CUSIP No. 860831106                  13D/A               Page 7 of 8 pages
------------------------                                ------------------------

     This Amendment No. 2 to Schedule 13D ("Amendment No. 2") amends and supplements the Statement on Schedule 13D, filed on November 7, 2002, and amended by Amendment No. 1 filed on November 25, 2002, by Highfields Capital Management LP, Highfields GP LLC, Highfields Capital Ltd., Jonathon S. Jacobson and Richard L. Grubman (as amended by Amendment No. 1, the "Schedule 13D"). This Amendment No. 2 is being filed to supplement and amend Item 4 thereof. Except as herein supplemented or amended, all other information in the Schedule 13D is as set forth therein. All capitalized terms used herein and not otherwise defined shall have the meanings ascribed thereto in the Schedule 13D.

 Item 4.  Purpose of the Transaction

     The information set forth herein supplements the description of purposes and intentions previously made under this Item 4.

     The Reporting Persons have previously described their intention to undertake an evaluation of the proposed reorganization of the Issuer and its Janus subsidiary, the Issuer's consideration of a taxable sale of its investment in DST Systems Inc., and its intention to use the net proceeds to retire Issuer debt. In connection therewith, the Reporting Persons have considered additional information released by the Issuer, and engaged in discussions regarding the proposed reorganization and the Issuer's operations with the Issuer and other stockholders and interested third parties.

     After consideration of such additional information, discussions and ongoing analysis of the proposed reorganization and sale, the Reporting Persons have retained The Blackstone Group L.P. to assist in evaluating the currently proposed reorganization, and exploring alternative transactions or terms that may better enhance the value of the Issuer's Shares. Such alternatives may include one or more of the transactions, or have one or more of the effects, described in subsections (a) through (j) of this Item 4. The Reporting Persons, directly or through their representatives, expect to discuss with the Issuer and other interested parties, any such available alternatives and take other steps related to developing and considering such transactions or other means to benefit Issuer shareholders. The Reporting Persons reserve the right to pursue, recommend or suggest any one or more of such transactions, or to take any other steps previously described under this Item 4.

Item 7.  Material to be Filed as Exhibits.

         None.

 -----------------------                                ------------------------
  CUSIP No. 860831106                  13D/A              Page 8 of 8 pages
------------------------                                ------------------------
                                   SIGNATURES

     After reasonable inquiry and to the best of his, her or its knowledge and belief, each of the persons signing below certifies that the information set forth in this statement is true, complete and correct.

Date:  December 2, 2002          HIGHFIELDS CAPITAL MANAGEMENT LP

                                  By: Highfields GP LLC, its General Partner

                                  /s/ Kenneth H. Colburn
                                  ---------------------------------------------
                                  Signature

                                  Kenneth H. Colburn, Authorized Signatory
                                  ---------------------------------------------
                                  Name/Title

                                  HIGHFIELDS GP LLC

                                  /s/ Kenneth H. Colburn
                                  ---------------------------------------------
                                  Signature

                                  Kenneth H. Colburn, Authorized Signatory
                                  ---------------------------------------------
                                  Name/Title

                                  HIGHFIELDS CAPITAL LTD.

                                  By: Highfields Capital Management LP,
                                        its Investment Manager

                                  By: Highfields GP LLC, its General Partner

                                  /s/ Kenneth H. Colburn
                                  ---------------------------------------------
                                  Signature

                                  Kenneth H. Colburn, Authorized Signatory
                                  ---------------------------------------------
                                  Name/Title

                                  JONATHON S. JACOBSON

                                  /s/ Kenneth H. Colburn
                                  ---------------------------------------------
                                  Signature

                                  Kenneth H. Colburn, Attorney-in-fact
                                  ---------------------------------------------
                                  Name/Title

                                  RICHARD L. GRUBMAN

                                  /s/ Kenneth H. Colburn
                                  ---------------------------------------------
                                  Signature

                                  Kenneth H. Colburn, Attorney-in-fact